Exhibit 10.1
EMPLOYMENT SECURITY AGREEMENT
     THIS EMPLOYMENT SECURITY AGREEMENT (hereinafter referred to as the “Agreement”) entered into November 8, 2010, (“Effective Date”) by and among Birmingham Bloomfield Bancshares, Inc. (the “Company”), its subsidiary Bank of Birmingham, (the “Bank”), and Thomas Dorr (the “Executive”).
     WHEREAS, Executive is currently employed by the Company and the Bank as Chief Financial Officer; and
     WHEREAS, the Company and the Bank desires to provide certain security to Executive in connection with a Change in Control of the Company;
     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:
     1. Benefits on Change of Control during First Year of Employment.
     (a) If, within the first year following the Effective Date, a Change in Control of the Company occurs and Executive’s employment is terminated by the Company or the Bank, the Company or the Bank shall make a single lump sum payment to Executive equal to the pro rata amount of Executive’s annual compensation of $140,000 in accordance with the following schedule:

Severance Payment In the
Change in Control occurs:	Amount Equal to:

On or before May 8, 2011	6 months of Executive’s annual compensation

After May 8, 2011, but on or before June 8, 2011	5 months of Executive’s annual compensation

After June 8, 2011, but on or before July 8, 2011	4 month of Executive’s annual compensation

After July 8, 2011, but on or before August 8, 2011	3 months of Executive’s annual compensation

After August 8, 2011, but on or before September 8, 2011	2 months of Executive’s annual compensation

After September 8, 2011, but on or before October 8, 2011	1 month of Executive’s annual compensation

     (b) The severance payment described in Section 1(a) shall be made within 30 days of the date of the Executive’s termination of employment.
     (c) In the event a Change in Control occurs after October 8, 2011, Executive shall not be entitled to the benefit of a severance payment as described in Section 1(a).
     2. Definitions. As used in this Agreement, a “Change of Control” shall be deemed to have occurred in each of the following instances:
     A reorganization, merger, consolidation or other corporate transaction involving the Holding Company or the Bank, in each case, with respect to which the shareholders of the Holding Company or the Bank, respectively, immediately prior to such transaction do not, immediately after the transaction, own more than fifty percent (50%) of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities.
     The sale, transfer or assignment of all or substantially all of the assets of the Holding Company or the Bank to any third party.
     The acquisition by any individual, entity or “group,” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act (other than the current members of the boards of directors of the Company or the Bank or any of their descendants, the Company, the Bank, or any savings, pension or other benefit plan for the benefit of the employees of the Company or the Bank or subsidiaries thereof) (a “Person”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Holding Company or the Bank where such acquisition causes any such Person to own fifty percent (50%) or more of the combined voting power of the Holding Company’s or the Bank’s then outstanding capital stock then entitled to vote generally in the election of directors.
     During any twelve month period, the persons who were directors of the Holding Company immediately before the beginning of the twelve month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Holding Company; provided that any individual becoming a director subsequent to the beginning of such twelve month period whose election, or nomination for election by the Bank’s shareholders, was approved by at least two-thirds of the directors then comprising the Incumbent Directors shall be considered as though such individual were an Incumbent Director unless such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act).
     A dissolution or liquidation of the Company or the Bank.
     Any other transaction or series of related transactions occurring which have substantially the same effect as the transaction specified in clauses (a)

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through (f), as determined by the Board of Directors of the Holding Company or the Bank.
     Notwithstanding the definition of Change of Control set forth above, a Change of Control shall not have occurred unless the event constitutes a “change in control event” as such term is defined by Section 409A of the Internal Revenue Code of 1986 ( “Section 409A”) and the regulations promulgated thereunder.
     3. Successors. The obligations of the Company provided for in this Agreement shall be the binding legal obligations of any successor to the Company by purchase, merger, consolidation, or otherwise. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and the legal representatives of Executive’s estate.
     4. Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Michigan.
     5. Effect on Employment Status. This Agreement establishes the terms and conditions pursuant to which the benefit of continued employment shall be made to Executive upon a Change in Control. Nothing in this Agreement changes the at-will status of the Executive’s employment. The Company retains the right to terminate Executive’s employment with the Company for any reason and at any time and the Executive retains the same right.
     6. Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

BLOOMFIELD BIRMINGHAM BANCSHARES, INC.

/s/ Robert E. Farr

By:	Robert E. Farr
Its:	President & CEO

BANK OF BIRMINGHAM

/s/ Robert E. Farr		/s/ Thomas Dorr

By:	Robert E. Farr	Executive
Its:	President & CEO	Thomas Dorr

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